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                                                                    EXHIBIT 99.1


                                             Contact:
                                             --------
                                             Joseph F. Pesce
                                             Chief Financial Officer
                                             (617) 367-2163


FOR IMMEDIATE RELEASE
---------------------

                          CONCENTRA MANAGED CARE, INC.
                 ANNOUNCES THIRD-QUARTER 1997 FINANCIAL RESULTS

     BOSTON, MASSACHUSETTS, (October 30, 1997) - Concentra Managed Care, Inc. (Nasdaq/NM: CCMC) today announced that revenues for the third quarter ended September 30, 1997, increased 30% to $120,559,000 compared with revenues of $92,965,000 for the three months ended September 30, 1996. Operating income for the third quarter of 1997 increased 52% to $18,176,000 from $11,966,000 for the same period last year.

     Net income for the three months ended September 30, 1997, rose 37% to $9,811,000, or $0.25 per share, compared with $7,136,000, or $0.19 per share, for the same period last year.

     These results do not include a non-recurring charge of $38,625,000 ($29,040,000 after-tax or $0.74 per share), taken in the third quarter of 1997 for fees, expenses and restructuring charges associated with the recent merger. Concentra Managed Care was formed through the merger of CRA Managed Care (Nasdaq/NM: CRAA) and OccuSystems (Nasdaq/NM: OSYS) - two leaders in the field of occupational healthcare and workers' compensation cost containment. This merger was completed on August 29, 1997.

     For the nine months ended September 30, 1997, revenues increased 30% to $335,226,000, compared with revenues of $258,377,000 for the same period last year. In addition, operating income for the first nine months of 1997 grew 58% to $45,065,000, before the non-recurring charge, from $28,523,000 for the same period last year. Net income increased 51% to $24,290,000, or $0.63 per share before the non-recurring charge, compared with $16,091,000, or $0.44 per share, for the nine months ended September 30, 1996.

     "Concentra Managed Care is the first fully integrated managed care company for workers' compensation spanning the entire episode of care. Our continued growth as evidenced by this quarter's financial performance is due to the increased acceptance of managed care techniques by insurance companies, third party administrators and major employers," says Donald J. Larson, President and Chief Executive Officer. "Our success this quarter is due to several factors: growth in same market revenue and margins, expansion of our cost containment services and continued growth in both of our divisions, Concentra Managed Care Services and Concentra Health Services. We continue to aggressively integrate our service capability across both divisions in order to take advantage of our position as the only company able to offer a fully integrated managed care program to our customers."

     This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company's operations, and interruption in its data processing capabilities, operational, financing and strategic risks related to the Company's growth strategy, possible fluctuations in quarterly and annual operating results, litigation against the Company, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company's services, and dependence on key management personnel. Additional factors include those described in the Company's Securities and Exchange Commission filings.

     Concentra Managed Care is the nation's first fully integrated managed care company focused on workers' compensation cost containment. Concentra offers prospective and retrospective services to employers and insurers of all sizes, providing pre-employment testing, loss prevention services, first report of injury, injury care, specialist networks and specialized cost containment to the disability and automobile injury markets. The Company has 122 field case management offices, with approximately 1,250 field case managers who provide medical management and return to work services in 49 states, the District of Columbia, and Canada. The Company also has 83

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service locations that provide specialized cost containment services including utilization management, telephonic case management, and retrospective bill review. Under the name Concentra Medical Centers, the Company operates the nation's largest network of occupational healthcare centers, currently managing the practices of 249 physicians located in 138 centers in 36 markets in 19 states.